Exhibit 23.1

CONSENT OF REZNICK GROUP, P.C.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of RegeneRx Biopharmaceuticals, Inc. (the “Company”) to be filed on or about June 14, 2005 and to the incorporation by reference therein of our report dated February 28, 2005, with respect to the financial statements of the Company included in its Annual Report on Form 10-KSB as of and for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Bethesda, Maryland

June 14, 2005